As filed with the Securities and Exchange Commission on April 14, 2026

Registration No. 333-146827

No. 811-22135

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☐
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 1840	☒
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☐
Amendment No. 1841	☒

Innovator ETFs® Trust

(Exact Name of Registrant as Specified in Charter)

200 W. Front Street
Wheaton, Illinois 60187

(Address of Principal Executive Office)

Registrant’s Telephone Number, including Area Code: (800) 208-5212

Corporation Service Company

2711 Centerville Road, Suite 400
Wilmington, New Castle County, Delaware 19808

(Name and Address of Agent for Service)

Copy to:

Morrison C. Warren, Esq.
Chapman and Cutler LLP
320 South Canal Street
Chicago, Illinois 60606

Approximate date of Proposed Public Offering: It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment No. 1840 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-146827 and 811-22135) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of replacing certain exhibits as previously filed in Post-Effective Amendment No. 1819 of such Registration Statement. Accordingly, this Post-Effective Amendment No. 1840 consists only of a facing page, this explanatory note, Part C of the Registration Statement and Exhibits (d)(1), (d)(2), (d)(3), (d)(4), (d)(5), (d)(6), (d)(7), (d)(8), (d)(9), (d)(10), (d)(11), (d)(12), (d)(13), (d)(14), (d)(15), (d)(16), (d)(17), (d)(18), (d)(19), (d)(20), (d)(21), (d)(22), (p)(1), (p)(2) and (q). This Post-Effective Amendment No. 1840 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1840 shall become effective immediately upon filing with the Securities and Exchange Commission. Parts A and B of the Registration Statement as set forth in Post-Effective Amendment No. 1819 are hereby incorporated by reference.

Item 28.	Exhibits

Exhibit No.	Description

(a)(1)	Amended and Restated Agreement and Declaration of Trust of Registrant, dated December 5, 2025, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on December 17, 2025.

(2)	Certificate of Trust of Registrant, as filed with the State of Delaware on October 17, 2007, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on October 19, 2007.

(3)	Certificate of Amendment to Certificate of Trust of Registrant, as filed with the State Delaware on August 11, 2017, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on November 7, 2017.

(b)	By-Laws of the Registrant is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on December 28, 2025.

(c)	Not Applicable

(d)(1)	Investment Management Agreement by and between the Registrant and Innovator Capital Management, LLC is filed herewith.

(2)	Schedule A to the Investment Management Agreement by and between the Registrant and Innovator Capital Management, LLC is filed herewith.

(3)	Interim Investment Management Agreement by and between the Registrant and Innovator Capital Management, LLC is filed herewith.

(4)	Schedule A to the Interim Investment Management Agreement by and between the Registrant and Innovator Capital Management, LLC is filed herewith.

(5)	Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Deepwater Asset Management LLC is filed herewith.

(6)	Schedule A to the Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Deepwater Asset Management LLC is filed herewith.

(7)	Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Milliman Financial Risk Management LLC is filed herewith.

(8)	Schedule A to the Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Milliman Financial Risk Management LLC is filed herewith.

(9)	Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Parametric Portfolio Associates LLC is filed herewith.

(10)	Schedule A to the Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Parametric Portfolio Associates LLC is filed herewith.

(11)	Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Penserra Capital Management LLC is filed herewith.

(12)	Schedule A to the Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Penserra Capital Management LLC is filed herewith.

(13)	Interim Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Gradient Investments, LLC is filed herewith.

(14)	Schedule A to the Interim Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Gradient Investments, LLC is filed herewith.

(15)	Interim Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Milliman Financial Risk Management LLC is filed herewith.

(16)	Schedule A to the Interim Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Milliman Financial Risk Management LLC is filed herewith.

(17)	Interim Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Penserra Capital Management LLC is filed herewith.

(18)	Schedule A to the Interim Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Penserra Capital Management LLC is filed herewith.

(19)	Interim Investment Management Agreement by and between the Registrant, on behalf of Innovator IBD® 50 ETF, and Innovator Capital Management, LLC is filed herewith.

(20)	Interim Investment Management Agreement by and between the Registrant, on behalf of Innovator IBD® Breakout Opportunities ETF, and Innovator Capital Management, LLC is filed herewith.

(21)	Interim Sub-Advisory Agreement by and between the Registrant, on behalf of Innovator IBD® 50 ETF and Innovator IBD® Breakout Opportunities ETF, Innovator Capital Management, LLC and Penserra Capital Management LLC is filed herewith.

(22)	Schedule A to the Interim Sub-Advisory Agreement by and between the Registrant, Innovator IBD® 50 ETF and Innovator IBD® Breakout Opportunities ETF, Innovator Capital Management, LLC and Penserra Capital Management LLC is filed herewith.

(e)(1)	Form of Distribution Agreement by and between the Registrant and Foreside Fund Services, LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on November 7, 2017.

(2)	Revised Exhibit A to the Distribution Agreement by and between the Registrant and Foreside Fund Services, LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on March 17, 2026.

(f)	Not Applicable

(g)(1)	Amended and Restated Custody Agreement by and between the Registrant and U.S. Bank National Association, dated May 13, 2019, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on May 29, 2019.

(2)	Amendment to the Amended and Restated Custody Agreement by and between the Registrant and U.S. Bank National Association, dated September 25, 2020, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on October 15, 2020.

(3)	Revised Exhibit B to the Custody Agreement by and between the Registrant and U.S. Bank National Association is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on March 17, 2026.

(h)(1)	Amended and Restated Fund Accounting Servicing Agreement by and between the Registrant and U.S. Bancorp Fund Services, LLC, dated May 13, 2019, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on May 29, 2019.

(2)	Amendment to the Amended and Restated Fund Accounting Servicing Agreement by and between the Registrant and U.S. Bancorp Fund Services, LLC, dated September 25, 2020, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on October 15, 2020.

(3)	Revised Exhibit A to the Fund Accounting Servicing Agreement by and between the Registrant and U.S. Bancorp Fund Services, LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on March 17, 2026.

(4)	Amended and Restated Fund Administration Servicing Agreement by and between the Registrant and U.S. Bancorp Fund Services, LLC, dated May 13, 2019, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on May 29, 2019.

(5)	Amendment to the Amended and Restated Fund Administration Servicing Agreement by and between the Registrant and U.S. Bancorp Fund Services, LLC, dated September 25, 2020, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on October 15, 2020.

(6)	Revised Exhibit A to the Fund Administration Servicing Agreement by and between the Registrant and U.S. Bancorp Fund Services, LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on March 17, 2026.

(7)	Amended and Restated Transfer Agent Servicing Agreement by and between the Registrant and U.S. Bancorp Fund Services, LLC, dated May 13, 2019, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on May 29, 2019.

(8)	Amendment to the Amended and Restated Transfer Agent Servicing Agreement by and between the Registrant and U.S. Bancorp Fund Services, LLC, dated September 25, 2020, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on October 15, 2020.

(9)	Revised Exhibit A to the Transfer Agent Servicing Agreement by and between the Registrant and U.S. Bancorp Fund Services, LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on March 17, 2026.

(10)	Form of Authorized Participant Agreement is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on November 7, 2017.

(11)	Sub-License Agreement by and between the Registrant and Innovator Capital Management, LLC, relating to Innovator IBD® 50 ETF and Innovator IBD® Breakout Opportunities ETF is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on September 11, 2018.

(12)	Form of Sub-License Agreement by and between the Registrant and Innovator Capital Management, LLC, relating to Innovator Deepwater Frontier Tech ETF is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on July 20, 2018.

(i)	Opinion and consent of Chapman and Cutler LLP is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on March 17, 2026.

(j)	Not Applicable

(k)	Not Applicable

(l)	Not Applicable

(m)	Not Applicable

(n)	Not Applicable

(o)	Not Applicable

(p)(1)	Code of Ethics of Innovator ETFs® Trust is filed herewith.

(2)	Code of Ethics of Innovator Capital Management, LLC is filed herewith.

(3)	Code of Ethics of Deepwater Asset Management LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on December 1, 2025.

(4)	Code of Ethics of Gradient Investments, LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on November 3, 2022.

(5)	Code of Ethics of Milliman Financial Risk Management LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on July 12, 2018.

(6)	Code of Ethics of Parametric Portfolio Associates LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on May 20, 2022.

(7)	Code of Ethics of Penserra Capital Management LLC is incorporated by reference to the Registrant’s Registration Statement on Form N-1A (File No. 333-146827) filed on November 7, 2017.

(8)	Code of Ethics for Foreside Fund Services, LLC not applicable per Rule 17j-1(c)(3).

(q)	Powers of Attorney for James A. McNamara, Joseph F. DiMaria, Gregory G. Weaver, Cheryl K. Beebe, Dwight L. Bush, Kathryn A. Cassidy, John G. Chou, Joaquin Delgado, Eileen H. Dowling, Lawrence Hughes, John F. Killian, Steven D. Krichmar, Michael Latham, Lawrence W. Stranghoener and Brian J. Wildman is filed herewith.

Item 29.	Persons Controlled By or Under Common Control with Registrant

Not Applicable

Item 30.	Indemnification

Under the terms of the Delaware Statutory Trust Act (“DSTA”) and the Registrant's Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”), no officer or trustee of the Registrant shall have any liability to the Registrant, its shareholders, or any other party for damages, except to the extent such limitation of liability is precluded by Delaware law, the Declaration of Trust or the By-Laws of the Registrant.

Subject to the standards and restrictions set forth in the Declaration of Trust, DSTA, Section 3817, permits a statutory trust to indemnify and hold harmless any trustee, beneficial owner or other person from and against any and all claims and demands whatsoever. DSTA, Section 3803 protects trustees, officers, managers and other employees, when acting in such capacity, from liability to any person other than the Registrant or beneficial owner for any act, omission or obligation of the Registrant or any trustee thereof, except as otherwise provided in the Declaration of Trust.

Item 31.	Business and Other Connections of the Investment Adviser

Certain information pertaining to the business and other connections of Innovator Capital Management, LLC, the investment adviser to the Fund, is hereby incorporated by reference from the Prospectus and Statement of Additional Information contained herein. The information required by this Item with respect to any director, officer or partner of Innovator Capital Management, LLC is incorporated by reference to the Form ADV filed by Innovator Capital Management, LLC with the Securities and Exchange Commission pursuant to the Investment Advisers Act of 1940, as amended (File No. 801-110111).

Certain information pertaining to the business and other connections of Deepwater Asset Management LLC, Gradient Investments, LLC, Milliman Financial Risk Management LLC, Parametric Portfolio Associates LLC, and Penserra Capital Management LLC, the investment sub-advisers to the Funds, is hereby incorporated by reference from the Prospectus and Statement of Additional Information contained herein. The information required by this Item with respect to any director, officer or partner of Deepwater Asset Management LLC, Gradient Investments, LLC, Milliman Financial Risk Management LLC, Parametric Portfolio Associates LLC, and Penserra Capital Management LLC is incorporated by reference to the Form ADV filed by Deepwater Asset Management LLC, Gradient Investments, LLC, Milliman Financial Risk Management LLC, Parametric Portfolio Associates LLC, and Penserra Capital Management LLC with the Securities and Exchange Commission pursuant to the Investment Advisers Act of 1940, as amended (File Nos. 801-126301, 801-70812, 801-73056, 801-60485, and 801-80466, respectively).

Item 32.	Principal Underwriter

(a)	Foreside Fund Services, LLC (the “Distributor”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

1.	AB Active ETFs, Inc.
2.	ABS Long/Short Strategies Fund
3.	ActivePassive Core Bond ETF, Series of Trust for Professional Managers
4.	ActivePassive Intermediate Municipal Bond ETF, Series of Trust for Professional Managers
5.	ActivePassive International Equity ETF, Series of Trust for Professional Managers
6.	ActivePassive U.S. Equity ETF, Series of Trust for Professional Managers
7.	AdvisorShares Trust
8.	AFA Private Credit Fund
9.	AGF Investments Trust
10.	AIM ETF Products Trust
11.	Alexis Practical Tactical ETF, Series of Listed Funds Trust
12.	AlphaCentric Prime Meridian Income Fund
13.	American Century ETF Trust
14.	AMG ETF Trust
15.	Amplify ETF Trust
16.	Applied Finance Dividend Fund, Series of World Funds Trust
17.	Applied Finance Explorer Fund, Series of World Funds Trust
18.	Applied Finance Select Fund, Series of World Funds Trust
19.	Ardian Access LLC
20.	ARK ETF Trust
21.	ARK Venture Fund
22.	Bitwise Funds Trust
23.	BondBloxx ETF Trust

24.	Bramshill Multi-Strategy Income Fund, Series of Investment Managers Series Trust
25.	Bridgeway Funds, Inc.
26.	Brinker Capital Destinations Trust
27.	Brookfield Real Assets Income Fund Inc.
28.	Build Funds Trust
29.	Calamos Convertible and High Income Fund
30.	Calamos Convertible Opportunities and Income Fund
31.	Calamos Dynamic Convertible and Income Fund
32.	Calamos Global Dynamic Income Fund
33.	Calamos Global Total Return Fund
34.	Calamos Strategic Total Return Fund
35.	Carlyle Tactical Private Credit Fund
36.	Cascade Private Capital Fund
37.	Catalyst/Perini Strategic Income Fund
38.	CBRE Global Real Estate Income Fund
39.	Center Coast Brookfield MLP & Energy Infrastructure Fund
40.	Cliffwater Corporate Lending Fund
41.	Cliffwater Enhanced Lending Fund
42.	Coatue Innovative Strategies Fund
43.	Cohen & Steers ETF Trust
44.	Convergence Long/Short Equity ETF, Series of Trust for Professional Managers
45.	CornerCap Small-Cap Value Fund, Series of Managed Portfolio Series
46.	CrossingBridge Ultra-Short Duration ETF, Series of Trust for Professional Managers
47.	Curasset Capital Management Core Bond Fund, Series of World Funds Trust
48.	Curasset Capital Management Limited Term Income Fund, Series of World Funds Trust
49.	CYBER HORNET S&P 500® and Bitcoin 75/25 Strategy ETF, Series of CYBER HORNET Trust
50.	Davis Fundamental ETF Trust
51.	Defiance BMNR Option Income ETF, Series of ETF Series Solutions
52.	Defiance Connective Technologies ETF, Series of ETF Series Solutions
53.	Defiance Drone and Modern Warfare ETF, Series of ETF Series Solutions
54.	Defiance Quantum ETF, Series of ETF Series Solutions
55.	Denali Structured Return Strategy Fund
56.	Dodge & Cox Funds
57.	DoubleLine ETF Trust
58.	DoubleLine Income Solutions Fund
59.	DoubleLine Opportunistic Credit Fund
60.	DoubleLine Yield Opportunities Fund
61.	DriveWealth ETF Trust
62.	EIP Investment Trust
63.	Ellington Income Opportunities Fund
64.	ETF Opportunities Trust
65.	Exchange Listed Funds Trust

66.	Exchange Place Advisors Trust
67.	FIS Trust
68.	FlexShares Trust
69.	Fortuna Hedged Bitcoin Fund, Series of Listed Funds Trust
70.	Forum Funds
71.	Forum Funds II
72.	Forum Real Estate Income Fund
73.	GMO ETF Trust
74.	GoldenTree Opportunistic Credit Fund
75.	Gramercy Emerging Markets Debt Fund, Series of Investment Managers Series Trust
76.	Grayscale Funds Trust
77.	Guinness Atkinson Funds
78.	Harbor ETF Trust
79.	Harris Oakmark ETF Trust
80.	Hawaiian Tax-Free Trust
81.	Horizon Kinetics Blockchain Development ETF, Series of Listed Funds Trust
82.	Horizon Kinetics Energy and Remediation ETF, Series of Listed Funds Trust
83.	Horizon Kinetics Inflation Beneficiaries ETF, Series of Listed Funds Trust
84.	Horizon Kinetics Japan Owner Operator ETF, Series of Listed Funds Trust
85.	Horizon Kinetics Medical ETF, Series of Listed Funds Trust
86.	Horizon Kinetics SPAC Active ETF, Series of Listed Funds Trust
87.	Horizon Kinetics Texas ETF, Series of Listed Funds Trust
88.	Innovator ETFs Trust
89.	Ironwood Institutional Multi-Strategy Fund LLC
90.	Ironwood Multi-Strategy Fund LLC
91.	Jensen Quality Growth ETF, Series of Trust for Professional Managers
92.	John Hancock Exchange-Traded Fund Trust
93.	Kurv ETF Trust
94.	Lazard Active ETF Trust
95.	LDR Real Estate Value-Opportunity Fund, Series of World Funds Trust
96.	Lone Peak Value Fund, Series of World Funds Trust
97.	Mairs & Power Balanced Fund, Series of Trust for Professional Managers
98.	Mairs & Power Growth Fund, Series of Trust for Professional Managers
99.	Mairs & Power Minnesota Municipal Bond ETF, Series of Trust for Professional Managers
100.	Mairs & Power Small Cap Fund, Series of Trust for Professional Managers
101.	Manor Investment Funds
102.	MoA Funds Corporation
103.	Moerus Worldwide Value Fund, Series of Northern Lights Fund Trust IV
104.	Morgan Stanley ETF Trust
105.	Morgan Stanley Pathway Large Cap Equity ETF, Series of Morgan Stanley Pathway Funds
106.	Morgan Stanley Pathway Small-Mid Cap Equity ETF, Series of Morgan Stanley Pathway Funds
107.	Morningstar Funds Trust

108.	NEOS ETF Trust
109.	Niagara Income Opportunities Fund
110.	NXG Cushing® Midstream Energy Fund
111.	NXG NextGen Infrastructure Income Fund
112.	OTG Latin American Fund, Series of World Funds Trust
113.	Overlay Shares Core Bond ETF, Series of Listed Funds Trust
114.	Overlay Shares Foreign Equity ETF, Series of Listed Funds Trust
115.	Overlay Shares Hedged Large Cap Equity ETF, Series of Listed Funds Trust
116.	Overlay Shares Large Cap Equity ETF, Series of Listed Funds Trust
117.	Overlay Shares Municipal Bond ETF, Series of Listed Funds Trust
118.	Overlay Shares Short Term Bond ETF, Series of Listed Funds Trust
119.	Overlay Shares Small Cap Equity ETF, Series of Listed Funds Trust
120.	Palmer Square Funds Trust
121.	Palmer Square Opportunistic Income Fund
122.	Partners Group Private Income Opportunities, LLC
123.	Perkins Discovery Fund, Series of World Funds Trust
124.	Philotimo Focused Growth and Income Fund, Series of World Funds Trust
125.	Plan Investment Fund, Inc.
126.	Point Bridge America First ETF, Series of ETF Series Solutions
127.	Precidian ETFs Trust
128.	Rareview 2x Bull Cryptocurrency & Precious Metals ETF, Series of Collaborative Investment Series Trust
129.	Rareview Dynamic Fixed Income ETF, Series of Collaborative Investment Series Trust
130.	Rareview Systematic Equity ETF, Series of Collaborative Investment Series Trust
131.	Rareview Tax Advantaged Income ETF, Series of Collaborative Investment Series Trust
132.	Rareview Total Return Bond ETF, Series of Collaborative Investment Series Trust
133.	Renaissance Capital Greenwich Funds
134.	REX ETF Trust
135.	Reynolds Funds, Inc.
136.	RMB Investors Trust
137.	Robinson Opportunistic Income Fund, Series of Investment Managers Series Trust
138.	Robinson Tax Advantaged Income Fund, Series of Investment Managers Series Trust
139.	Roundhill Ball Metaverse ETF, Series of Listed Funds Trust
140.	Roundhill Cannabis ETF, Series of Listed Funds Trust
141.	Roundhill ETF Trust
142.	Roundhill Magnificent Seven ETF, Series of Listed Funds Trust
143.	Roundhill Sports Betting & iGaming ETF, Series of Listed Funds Trust
144.	Roundhill Video Games ETF, Series of Listed Funds Trust
145.	Rule One Fund, Series of World Funds Trust
146.	Russell Investments Exchange Traded Funds
147.	Securian AM Real Asset Income Fund, Series of Investment Managers Series Trust
148.	Six Circles Trust
149.	Sound Shore Fund, Inc.

150.	SP Funds Trust
151.	Sparrow Funds
152.	Spear Alpha ETF, Series of Listed Funds Trust
153.	STF Tactical Growth & Income ETF, Series of Listed Funds Trust
154.	STF Tactical Growth ETF, Series of Listed Funds Trust
155.	Strategic Trust
156.	Strategy Shares
157.	Swan Hedged Equity US Large Cap ETF, Series of Listed Funds Trust
158.	Tekla World Healthcare Fund
159.	Tema ETF Trust
160.	The 2023 ETF Series Trust
161.	The Community Development Fund
162.	The Cook & Bynum Fund, Series of World Funds Trust
163.	The Private Shares Fund
164.	The SPAC and New Issue ETF, Series of Collaborative Investment Series Trust
165.	Third Avenue Trust
166.	Third Avenue Variable Series Trust
167.	Tidal Trust I
168.	Tidal Trust II
169.	Tidal Trust III
170.	Tidal Trust IV
171.	TIFF Investment Program
172.	Timothy Plan High Dividend Stock ETF, Series of The Timothy Plan
173.	Timothy Plan International ETF, Series of The Timothy Plan
174.	Timothy Plan Market Neutral ETF, Series of The Timothy Plan
175.	Timothy Plan US Large/Mid Cap Core ETF, Series of The Timothy Plan
176.	Timothy Plan US Small Cap Core ETF, Series of The Timothy Plan
177.	Total Fund Solution
178.	Touchstone ETF Trust
179.	Trailmark Series Trust
180.	T-Rex 2X Inverse Bitcoin Daily Target ETF, Series of World Funds Trust
181.	T-Rex 2x Inverse Ether Daily Target ETF, Series of World Funds Trust
182.	T-Rex 2X Long Bitcoin Daily Target ETF, Series of World Funds Trust
183.	T-Rex 2x Long Ether Daily Target ETF
184.	U.S. Global Investors Funds
185.	Union Street Partners Value Fund, Series of World Funds Trust
186.	Vest Bitcoin Strategy Managed Volatility Fund, Series of World Funds Trust
187.	Vest S&P 500® Dividend Aristocrats Target Income Fund, Series of World Funds Trust
188.	Vest US Large Cap 10% Buffer Strategies Fund, Series of World Funds Trust
189.	Vest US Large Cap 20% Buffer Strategies Fund, Series of World Funds Trust
190.	Virtus Stone Harbor Emerging Markets Income Fund
191.	Volatility Shares Trust
192.	WEBs ETF Trust
193.	Wedbush Series Trust
194.	Wellington Global Multi-Strategy Fund

195.	Wilshire Mutual Funds, Inc.
196.	Wilshire Variable Insurance Trust
197.	WisdomTree Trust
198.	XAI Octagon Floating Rate & Alternative Income Term Trust

(b)	The following are the Officers and Manager of the Distributor, the Registrant’s underwriter. The Distributor’s main business address is 190 Middle Street, Suite 301, Portland, Maine 04101.

Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	190 Middle Street, Suite 301, Portland, ME 04101	President/Manager	None
Chris Lanza	190 Middle Street, Suite 301, Portland, ME 04101	Vice President	None
Kate Macchia	190 Middle Street, Suite 301, Portland, ME 04101	Vice President	None
Alicia Strout	190 Middle Street, Suite 301, Portland, ME 04101	Vice President and Chief Compliance Officer	None
Gabriel E. Edelman	190 Middle Street, Suite 301, Portland, ME 04101	Secretary	None
Susan L. LaFond	190 Middle Street, Suite 301, Portland, ME 04101	Treasurer	None
Weston Sommers	190 Middle Street, Suite 301, Portland, ME 04101	Financial and Operations Principal and Chief Financial Officer	None

(c)       Not Applicable

Item 33.	Location of Accounts and Records

All accounts, books and other documents required to be maintained by Section 31(a) of 15 U.S.C. 80a-3-(a) and rules under that section, are maintained by U.S. Bank Fund Services, LLC and U.S. Bank, N.A., with the exception of those maintained by the Registrant's investment adviser, Innovator Capital Management, LLC, 200 W. Front Street, Wheaton, Illinois 60187.

U.S. Bank Fund Services, LLC and U.S. Bank, N.A. provide general administrative, accounting, portfolio valuation, and custodian services, respectively, to the Registrant, including the coordination and monitoring of any third-party service providers and maintain all such records relating to these services.

Item 34.	Management Services

Not Applicable

Item 35.	Undertakings

Not Applicable

Signatures

Pursuant to the requirements of the Securities Act and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Wheaton, and State of Illinois, on April 14, 2026.

Innovator ETFs® Trust

By:	/s/ Robert Griffith
Robert Griffith
Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Name	Title	Date

James A. McNamara*	President, Principal Executive	April 14, 2026
James A. McNamara	Officer and Trustee

Joseph F. DiMaria*	Treasurer, Principal Financial Officer and	April 14, 2026
Joseph F. DiMaria	Principal Accounting Officer

Gregory G. Weaver*	Chair and Trustee	April 14, 2026
Gregory G. Weaver

Cheryl K. Beebe*	Trustee	April 14, 2026
Cheryl K. Beebe

Dwight L. Bush*	Trustee	April 14, 2026
Dwight L. Bush

Kathryn A. Cassidy*	Trustee	April 14, 2026
Kathryn A. Cassidy

John G. Chou*	Trustee	April 14, 2026
John G. Chou

Joaquin Delgado*	Trustee	April 14, 2026
Joaquin Delgado

Eileen H. Dowling*	Trustee	April 14, 2026
Eileen H. Dowling

Lawrence Hughes*	Trustee	April 14, 2026
Lawrence Hughes

John F. Killian*	Trustee	April 14, 2026
John F. Killian

Steven D. Krichmar*	Trustee	April 14, 2026
Steven D. Krichmar

Michael Latham*	Trustee	April 14, 2026
Michael Latham

Lawrence W. Stranghoener*	Trustee	April 14, 2026
Lawrence W. Stranghoener

Brian J. Wildman*	Trustee	April 14, 2026
Brian J. Wildman

By:	/s/ Robert Griffith
Robert Griffith
Attorney-In-Fact

*	Pursuant to powers of attorney filed herewith.

Index to Exhibits

(d)(1)	Investment Management Agreement by and between the Registrant and Innovator Capital Management, LLC

(d)(2)	Schedule A to the Investment Management Agreement by and between the Registrant and Innovator Capital Management, LLC

(d)(3)	Interim Investment Management Agreement by and between the Registrant and Innovator Capital Management, LLC

(d)(4)	Schedule A to the Interim Investment Management Agreement by and between the Registrant and Innovator Capital Management, LLC

(d)(5)	Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Deepwater Asset Management LLC

(d)(6)	Schedule A to the Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Deepwater Asset Management LLC

(d)(7)	Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Milliman Financial Risk Management LLC

(d)(8)	Schedule A to the Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Milliman Financial Risk Management LLC

(d)(9)	Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Parametric Portfolio Associates LLC

(d)(10)	Schedule A to the Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Parametric Portfolio Associates LLC

(d)(11)	Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Penserra Capital Management LLC

(d)(12)	Schedule A to the Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Penserra Capital Management LLC

(d)(13)	Interim Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Gradient Investments, LLC

(d)(14)	Schedule A to the Interim Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Gradient Investments, LLC

(d)(15)	Interim Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Milliman Financial Risk Management LLC

(d)(16)	Schedule A to the Interim Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Milliman Financial Risk Management LLC

(d)(17)	Interim Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Penserra Capital Management LLC

(d)(18)	Schedule A to the Interim Sub-Advisory Agreement by and between the Registrant, Innovator Capital Management, LLC and Penserra Capital Management LLC

(d)(19)	Interim Investment Management Agreement by and between the Registrant, on behalf of Innovator IBD® 50 ETF, and Innovator Capital Management, LLC

(d)(20)	Interim Investment Management Agreement by and between the Registrant, on behalf of Innovator IBD® Breakout Opportunities ETF, and Innovator Capital Management, LLC

(d)(21)	Interim Sub-Advisory Agreement by and between the Registrant, on behalf of Innovator IBD® 50 ETF and Innovator IBD® Breakout Opportunities ETF, Innovator Capital Management, LLC and Penserra Capital Management LLC

(d)(22)	Schedule A to the Interim Sub-Advisory Agreement by and between the Registrant, Innovator IBD® 50 ETF and Innovator IBD® Breakout Opportunities ETF, Innovator Capital Management, LLC and Penserra Capital Management LLC

(p)(1)	Code of Ethics of Innovator ETFs Trust

(p)(2)	Code of Ethics of Innovator Capital Management, LLC

(q)	Powers of Attorney.